EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Otelco Inc.
Oneonta, AL

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement our reports dated March 8, 2010, relating to the consolidated financial statements as of December 31, 2009, and 2008, and for each of the three years in the period ended December 31, 2009, and the effectiveness of Otelco Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Atlanta, GA

March 15, 2010